Exhibit 99.1

Interleukin Genetics, Inc. Appoints William C. Mills to its Board of Directors

WALTHAM, MA – April 30, 2010 – Interleukin Genetics, Inc. (NYSE Amex: ILI) announced today the appointment of William C. Mills III, to its Board of Directors. Mr. Mills will replace Ken Kornman as a board member and Dr. Kornman will continue to serve as the Company’s President and Chief Scientific Officer.

Mr. Mills is currently an independent venture capitalist who joins Interleukin Genetics’ Board of Directors with over 29 years of experience within the venture capital community. Mr. Mills was a managing member of a management company conceived by EGS Healthcare Capital Partners to manage EGS Private Healthcare Partnership III. Previously, Mr. Mills served as Partner with private equity and venture capital firm Advent International in Boston. While at Advent, he was co-responsible for healthcare venture capital investments within the medical technology and biopharmaceutical sectors.

Prior to joining Advent International, Mr. Mills was General Partner at The Venture Capital Fund of New England and was with PaineWebber Ventures/Ampersand Ventures as a Managing General Partner.

“We are very pleased and fortunate to have Mr. William Mills join our Board of Directors during this exciting time. He brings a wealth of technical healthcare industry and investment experience that is invaluable for the company as we continue to grow our business and explore new commercial partnerships,” said Interleukin Genetics CEO Lewis H. Bender. “On behalf of the Company I would like to extend a warm welcome to Mr. Mills.”

Mr. Mills graduated cum laude from Princeton University, where he received his A.B. in Chemistry. He went on to receive his S.M. in Chemistry from the Massachusetts Institute of Technology and his M.S. in Management from MIT’s Sloan School of Management.

About Interleukin Genetics, Inc.
Interleukin Genetics, Inc. (NYSE Amex: ILI) develops and markets genetic tests that empower consumers to prevent chronic diseases and that assist pharmaceutical companies in the development and marketing of targeted therapeutics. The Company leverages its research, intellectual property and biomarker development experience to facilitate the emerging personalized health market. Interleukin Genetics markets a line of genetic tests under the Inherent Health brand including Bone Health, Weight Management, Heart Health and Nutritional Needs. The Company is headquartered in Waltham, MA. For more information please visit http://www.ilgenetics.com.

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Contact:
Erin Walsh
Interleukin Genetics
781-419-4707
ewalsh@ilgenetics.com

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